Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-49081 and 333-05715 of The Procter & Gamble Company on Form S-8 of our report dated December 12, 2008 (April  13, 2009 as to Note 14), appearing in this Annual Report on Form 11-K/A of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan for the year ended June 30, 2008.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
April  13 , 2009